CASTLE BRANDS INC.
122 East 42nd Street
Suite 4700
New York, NY 10168

February 1, 2016

Mr. Alfred J. Small

Dear Al:

This letter agreement constitutes an amendment to the Amended and Restated Employment Agreement dated as of November 13, 2007, as previously amended (the “Agreement”), between Castle Brands Inc. (the “Company”) and Alfred J. Small (the “Executive”). The Company and the Executive wish to amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

A. Section 3 of the Agreement is amended by deleting the date “May 19, 2016” and inserting in its place the date “May 19, 2018”.

B. This letter agreement constitutes an amendment to and a modification of the Agreement and shall for all purposes be considered a part of the Agreement. Except as amended hereby, the Agreement is confirmed and ratified in all respects and shall remain in full force and effect.

Please indicate your agreement with the foregoing by countersigning two copies of this letter agreement in the space provided below and returning one of such copies to us.

Very truly yours,

CASTLE BRANDS INC.

By: /s/ Richard J. Lampen
Richard J. Lampen
President and Chief Executive Officer

The foregoing letter agreement is consented and agreed to as of the date first above written.

By:	/s/ Alfred J. Small

Alfred J. Small